PROMISSORY NOTE

$100,000,000.00                                                                                                                                                       September 30, 2005

Loan No. 6 105 788

     FOR VALUE RECEIVED, CHERRY HILL CENTER, LLC, a Maryland limited liability company (“Borrower”), promises to pay to the order of THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Lender,” which shall also mean successors and assigns who become holders of this Note), at 2200 Ross Avenue, Suite 4900E, Dallas, Texas, 75201, the principal sum of ONE HUNDRED MILLION AND NO/100 U.S. DOLLARS ($100,000,000.00), with interest on the unpaid balance (“Balance”) at the rate of five and four hundred twenty-two thousandths percent (5.422%) per annum (“Note Rate”) from and including the date of the first disbursement of Loan proceeds under this Note (“Funding Date”) until Maturity (defined below). Capitalized terms used without definition shall have the meanings ascribed to them in the Instrument (defined below) or in that certain Collateral Loan Agreement dated as of the date hereof (the “Loan Agreement”) by and among Borrower, Lender, and The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”).

1. Regular Payments. Principal and interest shall be payable as follows:

        (a)      Interest from and including the Funding Date to October 15, 2005 shall be due and payable on the Funding Date.

        (b)      Principal and interest shall be paid in eighty-four (84) monthly installments of Five Hundred Sixty-Two Thousand Nine Hundred Four and 86/100 Dollars ($562,904.86) each, commencing on November 15, 2005 and continuing on the fifteenth (15th) day of each succeeding month to and including October 15, 2012. Each payment due date under Paragraphs 1(b) and 1(c) of this Note is referred to as a “Due Date”.

        (c)      The entire Obligations shall be due and payable on October 15, 2012 (“Maturity Date”). “Maturity” shall mean the Maturity Date or earlier date that the Obligations may be due and payable by acceleration by Lender as provided in the Documents.

        (d)      Interest on the Balance for any full month shall be calculated on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days each. For any partial month, interest shall be due in an amount equal to (i) the Balance multiplied by (ii) Note Rate divided by (iii) 360 multiplied by (iv) the number of days during such partial month that any Balance is outstanding through (but excluding) the date of payment.

2. Late Payment and Default Interest.

        (a)      Late Charge. If any scheduled payment due under this Note is not fully paid by its Due Date (other than the principal payment due on the Maturity Date), a charge of $382.50 per day (the “Daily Charge”) shall be assessed for each day that a scheduled payment (other than the principal payment due on the originally scheduled maturity date) elapses from and after the Due Date until such payment is made in full (including the date payment is made); provided, however, that if any such payment, together with all accrued Daily Charges, is not fully paid by the fourteenth (14th) day following the applicable Due Date, a late charge equal to the lesser of (i) four percent (4%) of such payment or (ii) the maximum amount allowed by law (the “Late Charge”) shall be assessed and be immediately due and payable. The Late Charge shall be payable in lieu of Daily Charges that shall have accrued. The Late Charge may be assessed only once on each overdue payment. These charges shall be paid to defray the expenses incurred by Lender in handling and processing such delinquent payment(s) and to compensate Lender for the loss of the use of such funds. The Daily Charge and Late Charge shall be secured by the Documents. The imposition of the Daily Charge, Late Charge, and/or requirement that interest be paid at the Default Rate (defined below) shall not be construed in any way to (i) excuse Borrower from its obligation to make each payment under this Note promptly when due or (ii) preclude Lender from exercising any rights or remedies available under the Documents upon an Event of Default.

        (b)      Acceleration. Upon any Event of Default, Lender may declare the Balance, unpaid accrued interest, the Prepayment Premium (defined below) and all other Obligations immediately due and payable in full.

        (c)      Default Rate. Upon an Event of Default or at Maturity, whether by acceleration (due to a voluntary or involuntary default) or otherwise, the entire Obligations (excluding accrued but unpaid interest if prohibited by law) shall bear interest at the Default Rate. The “Default Rate” shall be the lesser of (i) the maximum rate allowed by law or (ii) five percent (5%) plus the greater of (A) the Note Rate or (B) the prime rate (for corporate loans at large United States money center commercial banks) published in The Wall Street Journal on the first Business Day (defined below) after such Event of Default or Maturity occurs and on the first Business Day of every month thereafter. The term “Business Day” shall mean each Monday through Friday except for days in which commercial banks are not authorized to open or are required by law to close in New York, New York.

3. Application of Payments. Until an Event of Default occurs, all payments received under this Note shall be applied in the following order: (a) to unpaid Daily Charges, Late Charges and costs of collection; (b) to any Prepayment Premium due; (c) to interest due on the Balance; and (d) then to the Balance. After an Event of Default, all payments shall be applied in any order determined by Lender in its sole discretion.

4. Prepayment and Cross Default.

(a) Borrower shall not have the right and shall not be permitted to prepay all or part of the Balance at any time prior to the date (the “Lock Out Date”) that is twenty-four (24) calendar months after the date of this Note. After the Lock Out Date, this Note may be prepaid, in whole or in part, upon at least thirty (30) days’ prior written notice to Lender and upon payment of all accrued interest (and other Obligations due under the Documents, excluding that portion of the principal not being prepaid, if any) and a prepayment premium (“Prepayment Premium”) equal to the greater of (a) one percent (1%) of the principal amount being prepaid, or (b) the Present Value of the Loan (defined below) less the amount of principal and accrued interest (if any) being prepaid, calculated as of the prepayment date. The Prepayment Premium shall be due and payable, except as provided in the Instrument (including, without limitation, the provisions of Sections 3.07 and 3.08 of the Instrument) or as limited by law, upon any prepayment of this Note, whether voluntary or involuntary, and Lender shall not be obligated to accept any prepayment of this Note unless it is accompanied by the Prepayment Premium, all accrued interest and all other Obligations due under the Documents (excluding that portion of the principal not being prepaid, if any). Lender shall notify Borrower of the amount of and the calculation used to determine the Prepayment Premium. Borrower agrees that (a) Lender shall not be obligated to actually reinvest the amount prepaid in any Treasury obligation and (b) the Prepayment Premium is directly related to the damages that Lender will suffer as a result of the prepayment. The “Present Value of the Loan” shall be determined by discounting all scheduled payments of principal and interest remaining to the Maturity Date attributable to the amount being prepaid at the Discount Rate (defined below). If prepayment occurs on a date other than a Due Date, the actual number of days remaining from the date of prepayment to the next Due Date will be used to discount within this period. The “Discount Rate” is the rate which, when compounded monthly, is equivalent to the Treasury Rate (defined below), when compounded semi-annually. The “Treasury Rate” is the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of the Loan, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15 – Selected Interest Rates, conclusively determined by Lender (absent a clear mathematical calculation error) on the prepayment date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. If Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate. Notwithstanding the foregoing, no Prepayment Premium shall be due if this Note is prepaid during the last ninety (90) days prior to the Maturity Date.

(b) In addition to the indebtedness evidenced by this Note, Borrower is further indebted to Northwestern Mutual in the original principal amount of $100,000,000.00, pursuant to that certain Promissory Note dated as of the date hereof, made Borrower in favor of Northwestern Mutual (as now or hereafter amended, modified or supplemented, “Note B”). Note B is secured, in part, by the Instrument (defined below). Borrower hereby acknowledges and agrees that (i) any default under this Note shall constitute a default under Note B, and (ii) any default under Note B shall constitute a default under this Note.

5. No Usury. Under no circumstances shall the aggregate amount paid or to be paid as interest under this Note exceed the highest lawful rate permitted under applicable usury law (“Maximum Rate”). If under any circumstances the aggregate amounts paid on this Note shall include interest payments which would exceed the Maximum Rate, Borrower stipulates that payment and collection of interest in excess of the Maximum Rate (“Excess Amount”) shall be deemed the result of a mistake by both Borrower and Lender and Lender shall promptly credit the Excess Amount against the Balance (without Prepayment Premium or other premium) or refund to Borrower any portion of the Excess Amount which cannot be so credited.

6. Security and Documents Incorporated. This Note is “Note A” referred to and secured by the Mortgage and Security Agreement dated as of the date hereof from Borrower to Lender and Northwestern Mutual (the “Instrument”) and is secured by the Property. Borrower shall observe and perform all of the terms and conditions in the Documents. The Documents are incorporated into this Note as if fully set forth in this Note.

7. Treatment of Payments. All payments under this Note shall be made, without offset or deduction, (a) in lawful money of the United States of America at the office of Lender or at such other place (and in the manner) Lender may specify by written notice to Borrower, (b) in immediately available federal funds, and (c) if received by Lender prior to 2:00 p.m. Eastern Time at such place, shall be credited on that day, or, if received by Lender on or after 2:00 p.m. Eastern Time at such place, shall, at Lender’s option, be credited on the next Business Day. Initially (unless waived by Lender), and until Lender shall direct Borrower otherwise, Borrower shall make all payments due under this Note in the manner set forth in Section 3.13 of the Instrument. If any Due Date falls on a day which is not a Business Day, then the Due Date shall be deemed to have fallen on the next succeeding Business Day.

8. Limited Recourse Liability. Except to the extent set forth in Paragraph 8 and Paragraph 9 of this Note, neither Borrower nor the PREIT Associates, L.P. (“PREIT”) (singularly or collectively, the “Exculpated Parties”) shall have any personal liability for the Obligations. Notwithstanding the preceding sentence, Lender may bring a foreclosure action or other appropriate action to enforce the Documents or realize upon and protect the Property (including, without limitation, naming Borrower and any other necessary parties in the actions) and IN ADDITION THE EXCULPATED PARTIES SHALL HAVE PERSONAL LIABILITY FOR:

        (a)      any indemnities, guaranties, master leases or similar instruments furnished in connection with the Loan (including, without limitation, the provisions of Sections 8.03, 8.04, 8.05, 8.06 and 8.07 of the Instrument and the Environmental Indemnity);

        (b)      any assessments and taxes (accrued and/or payable) with respect to the Property;

        (c)      any security deposits, prepaid rents or prepaid expenses of tenants (i) not turned over to Lender upon foreclosure, sale (pursuant to power of sale), or conveyance in lieu thereof, or (ii) not turned over to a receiver or trustee for the Property after appointment;

        (d)      any insurance proceeds or condemnation awards neither turned over to Lender nor used in compliance with Sections 3.07 and 3.08 of the Instrument;

        (e)      damages suffered or incurred by Lender by reason of any of the Exculpated Parties executing any amendment or termination of any Lease without Lender’s prior written consent (and Lender’s consent was required under the Documents), limited to the greater of:

                   (i)      the present value (calculated at the Discount Rate) of the aggregate total dollar amount (if any) by which (A) rental income and/or other tenant obligations prior to the amendment or termination of such lease exceeds (B) rental income and/or other tenant obligations after the amendment or termination of such lease; or

                   (ii)      any termination fee or other consideration paid;

        (f)      damages suffered or incurred by Lender by reason of any waste of the Property;

        (g)      any rents or other income from the Property received by any of the Exculpated Parties after a default under the Documents and not otherwise applied to the Obligations or to the current (not deferred) operating expenses of the Property; PROVIDED, HOWEVER, THAT THE EXCULPATED PARTIES SHALL HAVE PERSONAL LIABILITY for amounts paid as expenses to a person or entity related to or affiliated with any of the Exculpated Parties except for (A) reasonable salaries and benefits for on-site employees, (B) a reasonable allocation of the salaries and benefits of off-site employees for accounting and management, and (C) out-of-pocket expenses of Borrower’s management company relating to the Property, but in no event shall such expenses include any profit or be greater than prevailing market rates for property management;

        (h)      Borrower’s failure to maintain any letter of credit required under the Documents or otherwise in connection with the Loan;

        (i)      any security deposit (a “Security Deposit”) cashed or applied by Borrower or any termination fee, cancellation fee or any other fee (collectively, a “Termination Fee”) received by Borrower (x) in connection with a lease termination, cancellation or expiration within twelve (12) months prior to or after an Event of Default, (y) which is equal to or greater than $100,000.00, and (z) which is not paid to Lender (or an escrow agent selected by Lender) to be disbursed for the payment of Lender approved (1) tenant improvements and/or (2) market leasing commissions;

        (j)      following a default under the Documents, all attorneys’ fees, including the allocated costs of Lender’s staff attorneys, and other expenses incurred by Lender in enforcing the Documents if Borrower contests, delays, or otherwise hinders or opposes (including, without limitation, the filing of a bankruptcy) any of Lender’s enforcement actions; provided, however, that if in such action Borrower successfully proves that no default occurred under the Documents, Borrower shall not be required to reimburse Lender for such attorneys’ fees, allocated costs and other expenses;

        (k)      all damages and losses incurred by Lender as a result of any fraud or material misrepresentation by any of the Exculpated Parties in connection with the Property, the Documents, the Loan application, or any other aspect of the Loan; or

        (l)      all damages and losses (up to a maximum amount under this Paragraph 8(l) of $2,675,000.00) suffered by Lender (including, without limitation, interest at the Default Rate and other charges accruing during any period in which Lender is delayed in exercising its remedies under the Documents and taking into account any Rents actually received and retained by Lender during the period of such delay) as a result of Borrower’s failure to obtain from The May Department Stores Company (as successor in interest to Strawbridge & Clothier) a consent to Borrower’s delivery of the Instrument to Lender pursuant to Section 16.1 of that certain Agreement dated as of August 14, 1959, recorded in the Camden County, New Jersey Clerk’s Office (“Records”) at Book No. 2386 of Deeds, Page 406, as assigned pursuant to that certain Assignment dated as of December 29, 1959, recorded at Book No. 2386 of Deeds, Page 493, aforesaid Records, as amended by that certain First Supplemental Agreement dated as of March 10, 1960, recorded at Book No. 2386 of Deeds, Page 496, aforesaid Records, as further amended by that certain Second Supplemental Agreement dated as of August 16, 1960, recorded at Book No. 2386 of Deeds, Page 512, aforesaid Records, as assumed pursuant to that certain Assumption Agreement dated as of September 16, 1960, recorded at Book No. 2387 of Deeds, Page 1, aforesaid Records, as further amended by that certain Third Supplemental Agreement dated as of September 8, 1961, recorded at Book No. 2475 of Deeds, Page 112, aforesaid Records, as assigned pursuant to that certain Assignment, Agreement and Letter of Attorney dated as of September 15, 1961, recorded at Book No. 2476 of Deeds, Page 176, aforesaid Records, as further amended by that certain Fourth Supplemental Agreement dated as of April 24, 1962, recorded at Book No. 2533 of Deeds, Page 438, aforesaid Records, as further amended by that certain Fifth Supplemental Agreement dated as of August 31, 1962, recorded at Book No. 2569 of Deeds, Page 164, aforesaid Records, as further amended by that certain Sixth Supplemental Agreement dated as of August 28, 1972, recorded at Book No. 3257 of Deeds, Page 43, aforesaid Records, as further amended by that certain Agreement dated as of April 8, 1974, as further amended by that certain letter agreement dated August 30, 1974, as further amended by that certain Seventh Supplemental Agreement dated as of March 1, 1977, recorded at Book No. 3482 of Deeds, Page 216, aforesaid Records, as further amended by that certain Eighth Supplemental Agreement dated as of June 27, 1979, recorded at Book No. 3691 of Deeds, Page 539, aforesaid Records, as assigned to the undersigned pursuant to that certain Assignment of Agreement dated as of January 31, 1985, recorded at Book No. 4024 of Deeds, Page 426, aforesaid Records, which assignment was consented to pursuant to that certain Consent to Assignment and Assumption Agreement dated as of January 31, 1985, recorded at Book No. 3238 of Mortgages, Page 0211, as further amended by that certain Ninth Supplemental Agreement dated as of January 25, 1988, recorded at Book No. 4360 of Deeds, Page 827, aforesaid Records, as further amended by that certain Tenth Supplemental Agreement dated as of February 15, 1990, recorded at Book No. 4435 of Deeds, Page 5, aforesaid Records (as amended and assigned, the “S&C Agreement”); provided, however, that the liability of the Exculpated Parties under this Paragraph 8(l) only shall cease upon (x) delivery to Lender by The May Department Stores Company (or its successor-in-interest under the S&C Agreement) of a duly executed consent to Borrower’s delivery of the Instrument to Lender pursuant to Section 16.1 of the S&C Agreement in form and substance satisfactory to Lender, (y) the recordation of a duly executed amendment to the S&C Agreement that eliminates the right of first refusal set forth in Section 16.1 of the S&C Agreement, or (z) the termination of the S&C Agreement.

9. Full Recourse Liability. Notwithstanding the provisions of Paragraph 8 of this Note, the EXCULPATED PARTIES SHALL HAVE PERSONAL LIABILITY for the Obligations if:

        (a)      there shall be any breach or violation of Article V of the Instrument;

        (b)      INTENTIONALLY DELETED;

        (c)      the Property or any part thereof shall become an asset in (i) a voluntary bankruptcy or insolvency proceeding or (ii) an involuntary bankruptcy or insolvency proceeding which is not dismissed within ninety (90) days of filing; provided, however, that this Paragraph 9(c) shall not apply if (A) an involuntary bankruptcy is filed by Lender, or (B) an involuntary filing was initiated by a third-party creditor independent of any collusive action, participation or collusive communication by (1) Borrower, (2) any partner, shareholder or member of Borrower or Borrower’s general partner or managing member, or (3) any of the Exculpated Parties; or

        (d)      INTENTIONALLY DELETED.

10. Joint and Several Liability. This Note shall be the joint and several obligation of all makers, endorsers, guarantors and sureties, and shall be binding upon them and their respective successors and assigns and shall inure to the benefit of Lender and its successors and assigns.

11. Unconditional Payment. Borrower is and shall be obligated to pay principal, interest and any and all other amounts which became payable hereunder or under the other Documents absolutely and unconditionally and without abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff. In the event that at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

12. Certain Waivers. Borrower and all others who may become liable for the payment of all or any part of the Obligations do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of non-payment and notice of intent to accelerate the maturity hereof (and of such acceleration). No release of any security for the Obligations or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Instrument or the other Documents shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other who may become liable for the payment of all or any part of the Obligations, under this Note, the Instrument and the other Documents.

13. WAIVER OF TRIAL BY JURY. EACH OF BORROWER AND LENDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE DOCUMENTS, OR ANY ALLEGED ACTS OR OMISSIONS OF BORROWER OR LENDER OR BORROWER IN CONNECTION THEREWITH.

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     IN WITNESS WHEREOF, this Note has been executed by Borrower as of the date first set forth above.

BORROWER:

CHERRY HILL CENTER, LLC, a Maryland limited liability company

By:	PR New Castle Associates, a Pennsylvania limited partnership, its sole member

By:	PR New Castle LLC, a Pennsylvania limited liability company, its sole general partner

By:	PREIT Associates, L.P., a Delaware limited partnership, its sole member

By:	Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust, its general partner

By:/s/ Robert F. McCadden
Name: Robert F. McCadden
Title: EVP & Chief Financial Officer